FOR BROKER DEALER USE ONLY	Page 1 of 1

Memorandum

To:	Registered Representatives

From:	Dustin Zachmeyer | Vice President, Due Diligence

Date:	November 12, 2014

RE:	Griffin Capital Essential Asset REIT II, Inc. - Structural Enhancements

In an effort to continually improve our investment product offerings, Griffin Capital recently made a commitment to incorporate a number of enhancements to the current offering of Griffin Capital Essential Asset REIT II, Inc. (the “Offering”). These enhancements are detailed in a Form 8-K filed today and will be incorporated into our revised prospectus which we expect will be filed with the SEC before the end of November. One of these enhancements was our decision to remove the T-Share class from the Offering.
Due to a preference of broker dealers to have uniformity in multiple share classes, we made the determination to remove the T-Share class from the offering at this time due to inconsistencies among issuers that offer a second share class, which in turn has caused confusion in the industry, which we believe benefits no one. While we believe our ‘investor neutral’ approach between A-Shares and T-Shares had many advantages, we are committed to working with fellow sponsors, broker dealers and others through IPA to develop common best practices and uniformity regarding this issue.
We intend to update our prospectus, subscription agreement and applicable marketing materials in the coming weeks. In the interim, you may continue to use your current sales kits and subscription applications, as these will be accepted until we have sent you our updated versions. Please note that we will not be accepting any investments into T-shares beginning immediately.
If you have any questions with respect to this information, we encourage you to reach out to your dedicated wholesaler or you may contact our due diligence department directly at (310) 469-6100. You and your firm are valuable partners with Griffin Capital and we appreciate your continued support.